Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the Non-Employee Director Restricted Stock Plan, as amended and restated of AMERISAFE, Inc. of our reports dated February 28, 2025, with respect to the consolidated financial statements of AMERISAFE, Inc. and the effectiveness of internal control over financial reporting of AMERISAFE, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young
New Orleans, Louisiana
June 10, 2025